Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Albany International Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-218122, 333-218121, 333-195269, 333-190774, 333-140995, 333-76078, 333-90069, 033-60767) on Form S-8 and in the registration statement (No. 333-231776) on Form S-3ASR of Albany International Corp. and subsidiaries (the Company) of our reports dated February 28, 2020, with respect to the consolidated balance sheets of the Company as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement Schedule II - Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of the Company.

Our report dated February 28, 2020, on the consolidated financial statements, refers to a change to the method of accounting for revenue as of January 1, 2018.

Our report dated February 28, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states that the Company acquired CirComp GmbH (CirComp) during 2019 and management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, CirComp’s internal control over financial reporting associated with total assets of $41.1 million and total net sales of $0.5 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2019, and that our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of CirComp.

/s/ KPMG LLP

Albany, New York

February 28, 2020